Exhibit 15.2

Consent of Independent Registered Public Accounting Firm

JX Luxventure Limited

We hereby consent to the incorporation by reference in Amendment No.3 to the Registration Statement on Form 20-F of our report dated May 17, 2021, relating to the audit of the consolidated financial statements of JX Luxventure Limited, formerly known as KBS Fashion Group Limited (the “Company”), for the years ended December 31, 2020 and the related consolidated statements of comprehensive loss, changes in equity, and cash flows for each of the years in the year ended December 31, 2020, and the related notes (collectively referred to as the financial statements), appearing in this Annual Report the Company on the Amendment No.3 of Form 20-F for the year ended December 31, 2022, as filed with the United States Securities Exchange Commission (“SEC”).

/s/ WWC, P.C.
San Mateo, California	WWC, P.C.
February 26, 2024	Certified Public Accountants
PCAOB ID: 1171